Exhibit 10.20

MANUFACTURING SERVICES AGREEMENT

This Manufacturing Services Agreement (the “Agreement”) is made as of February 9, 2015, (the “Effective Date”) between Lonza Walkersville, Inc., a Delaware corporation having its principal place of business at 8830 Biggs Ford Road, Walkersville, Maryland 21793 (“LWI”), and TiGenix SAU, a company organized and existing under the laws of Spain, having its registered office at Calle Marconi 1, Parque Tecnológico de Madrid, Tres Cantos, 28760 Madrid, Spain, registered with the Commercial Registry of Madrid under volume number 20117, page 81, sheet M-355159, and with tax identification number (CIF) A-84008986 (“TiGenix”) (each of LWI and TiGenix, a “Party” and, collectively, the “Parties”).

RECITALS

A.                                    TiGenix desires to have LWI produce a product containing human cells and intended for therapeutic use in humans, and LWI desires to produce such product.

B.                                    TiGenix desires to have LWI conduct work according to individual Statements of Work to be mutually agreed to by the Parties, as further defined in Section 1.34 below.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants hereinafter set forth, LWI and TiGenix, intending to be legally bound, hereby agree as follows:

AGREEMENT

1.                                      DEFINITIONS

When used in this Agreement, capitalized terms will have the meanings as defined below and throughout the Agreement.  Unless the context indicates otherwise, the singular will include the plural and the plural will include the singular.

1.1.                            “Acceptance Period” has the meaning set forth in Section 5.2.2.

1.2.                            “Affiliate” means, with respect to either Party, any other corporation or business entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, the term “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means direct or indirect ownership of more than fifty percent (50%) of the securities or other ownership interests representing the equity voting stock or general partnership or membership interest of such entity or the power to direct or cause the direction of the management or policies of such entity, whether through the ownership of voting securities, by contract, or otherwise.

1.3.                            “Background Intellectual Property” means any Intellectual Property either (i) owned or controlled by a Party prior to the Effective Date or (ii) developed or acquired by a Party independently from performance under this Agreement during the term of the Agreement.

1.4.                            “Batch” means a specific quantity of Product that is intended to have uniform character and quality, within specified limits, and is produced according to a single manufacturing order during the same cycle of manufacture

1.5.                            “Batch Record” means the production record pertaining to a Batch.

1.6.                            “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

1.7.                            “cGMP” means the regulatory requirements for current good manufacturing practices promulgated by the FDA under 21 CFR Parts 210 and 211 (and in the event a Facility is located outside of the United States, any applicable equivalent regulatory requirements promulgated by applicable equivalent regulatory authorities, in addition to the afore-mentioned FDA requirements which shall apply in any case), as amended from time to time.

1.8.                            “Change Order” has the meaning set forth in Section 2.2.

1.9.                            “Commercially Reasonable Efforts” means, with respect to a Party’s obligation under this Agreement, carrying out such obligation using efforts consistent with industry standard practice for similarly situated biopharmaceutical companies with respect to comparable products, processes and services in the biopharmaceutical industry.

1.10.                     “Commencement Date” means the date set forth in the Statement of Work, for the commencement of the activities described in the Statement of Work.

1.11.                     “Confidential Information” has the meaning set forth in Section 10.1.

1.12.                     “Disapproval Notice” has the meaning set forth in Section 5.2.2.

1.13.                     “Draft Plan” has the meaning set forth in Section 4.1.

1.14.                     “Effective Date” means the date on which this Agreement comes into force as set forth in the preamble to this Agreement.

1.15.                     “EMA” means the European Medicines Agency, and any successor agency thereof.

1.16.                     “Facility” means a multi-client cell-therapy facility operated by LWI or an Affiliate of LWI located in Maryland, or such other facility in another location designated by LWI and approved by TiGenix and operated by LWI or an Affiliate of LWI.

1.17.                     “FDA” means the U.S. Food and Drug Administration, and any successor agency thereof.

1.18.                     “Incurred Costs” has the meaning set forth in Section 2.5.

1.19.                     “Intellectual Property” means all intellectual property rights, including (without limitation) patents, supplementary protection certificates, utility models, database rights, rights in designs, copyrights (whether or not any of these rights are registered, and including applications and the right to apply for registration of any such rights), and all inventions, trade secrets, know-how, techniques and confidential information and other proprietary knowledge and information, and all rights and forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world, in each case for their full term, and together with any continuations, continuations-in-part, divisionals, renewals, reissues or extensions, and all other intellectual property rights, including all applications and the right to apply for registrations with respect to any such rights, but excluding all trademarks, trade names, service marks, logos and other corporate identifiers.

1.20.                     “LWI Inventions” means any know-how, media, assays, methods or other inventions, whether or not patentable, conceived, developed or reduced to practice by LWI (a) on or before the Effective Date; or (b) after the Effective Date and independent of the services performed under this Agreement.

1.21.                     “LWI Operating Documents” means the standard operating procedures, standard manufacturing procedures, raw material specifications, protocols, validation documentation, and supporting documentation used by LWI, such as environmental monitoring, for operation and maintenance of the Facility and LWI equipment used in the process of producing the Product, excluding any of the foregoing that are unique to the manufacture of Product.

1.22.                     “LWI Parties” has the meaning set forth in Section 15.2.

1.23.                     “Master Production Record” means the documentation developed by LWI that contains a detailed description of a Process and any other instructions to be followed by LWI in the production of a Product.

1.24.                     “Materials” means all raw materials and supplies to be used in the production of a Product.

1.25.                     “Process” means the manufacturing process for a Product used by LWI pursuant to the terms of this Agreement.

1.26.                     “Product” has the meaning set forth in a Statement of Work.

1.27.                     “Product Warranties” means those warranties as specifically stated in Section 5.2.2.

1.28.                     “Production Rerun” has the meaning set forth in Section 5.4.1.

1.29.                     “Production Term” has the meaning set forth in Section 4.3.

1.30.                     “Quality Agreement” means the Quality Agreement relating to a Product to be mutually agreed to by the Parties.

1.31.                     “Regulatory Approval” means the approval by the FDA to perform clinical trials, or market and sell the Product in the United States.

1.32.                     “SOP” means a standard operating procedure.

1.33.                     “Specifications” means the Product specifications set forth in the Statement of Work in connection with the production of a particular Batch of Product hereunder.

1.34.                     “Statement of Work” means a plan to develop a Process or Product that is to be mutually agreed to by the Parties. It is contemplated that each separate project shall have its own Statement of Work. As each Statement of Work is agreed to by the Parties, each shall state that it is to be incorporated and made a part of this Agreement and shall be consecutively numbered as A-1, A-2, A-3, etc.

1.35.                     “Technology Transfer” means the transfer of documentation, specifications, and production process by TiGenix to LWI, as described in a Statement of Work, for the development of the Master Production Record for the manufacturing of the Product specifically for TiGenix.

1.36.                     “Third Party” means any party other than LWI, TiGenix or their respective Affiliates.

1.37.                     “TiGenix Development Materials” has the meaning set forth in Section 2.3.

1.38.                     “TiGenix Inventions” means any know-how or inventions, whether or not patentable, conceived, developed or reduced to practice by TiGenix on or before the Effective Date.

1.39.                     “TiGenix Materials” means the TiGenix Development Materials and the TiGenix Production Materials.

1.40.                     “TiGenix Personnel” has the meaning set forth in Section 4.7.1.

1.41.                     “TiGenix Production Materials” has the meaning set forth in Section 4.2.

1.42.                     “Winddown Services” means services rendered due to the termination of a Statement of Work which are reasonable and necessary for LWI to effect the termination of the services provided under such Statement of Work, including closeout of reports.  Winddown Services shall not include shipping, cost of raw materials, or audits, among other services.  For the removal of doubt, Winddown Services shall not include Incurred Costs, which shall be invoiced to TiGenix separately.

2.                                      STATEMENTS OF WORK - PROCESS AND PRODUCT DEVELOPMENT; TECHNOLOGY TRANSFER; PROCESS OR PRODUCT MANUFACTURE

2.1                               Statement of Work.  Prior to performing any Process or Product development, Technology Transfer, or Process or Product manufacture, the Parties will collaborate to develop a Statement of Work, describing the activities to be performed by the Parties, or to be subcontracted by LWI to Third Parties. Each Statement of Work will include a Commencement Date agreed upon by the Parties. Once agreed to by the Parties, the Statement of Work shall be executed by each of the Parties and appended hereto. In the event of a conflict between the terms and conditions of this Agreement and any Statement of Work, the terms and conditions of the Agreement shall control, unless expressly set forth otherwise in the applicable Statement of Work.

2.2                               Modification of Statement of Work. Should TiGenix want to change a Statement of Work or to include additional services to be provided by LWI, TiGenix may propose to LWI an amendment to the Statement of Work with the desired changes or additional services (“Change Order”).  If, using commercially reasonable efforts, LWI determines that it has the resources and capabilities to accommodate such Change Order, LWI will prepare a modified version of the Statement of Work reflecting such Change Order (including, without limitation, any changes to the estimated timing, estimated charges or scope of a project) and will submit such modified version of the Statement of Work to TiGenix for review and comment. The modified Statement of Work shall be binding on the Parties only if it refers to this Agreement, states that it is to be made a part thereof, and is signed by both Parties. Whereafter such modified version of the Statement of Work will be deemed to have replaced the prior version of the Statement of Work. Notwithstanding the foregoing, if a modified version of the Statement of Work is not agreed to by both Parties, the existing Statement of Work shall remain in effect. If the modification of the Statement of Work proposed by TiGenix, concerns an update or modification of the Specifications described in such Statement of Work, LWI will notify TiGenix in writing of any objections it has to the draft Specifications, and upon such notification, representatives of LWI and TiGenix will meet promptly to resolve such objections in good faith. Upon the Parties’ mutual agreement on the modified Specifications, the Master Production Record will be updated to incorporate the modified version of the Specifications.

2.3                               TiGenix Deliverables. Within the time period specified in a Statement of Work, TiGenix will use commercially reasonable efforts to provide LWI with (a) the materials listed in the Statement of Work for which TiGenix is responsible for delivering to LWI, and any handling instructions, protocols, SOPs and other documentation necessary to maintain the properties of such materials for the performance of the Statement of Work, and (b) any protocols, SOPs and other information and documentation in the possession or control of TiGenix and necessary for the performance of the Statement of Work, and for the preparation of the Master Production Record in conformance with cGMP, including, without limitation, process information, SOPs, development data and reports, quality control assays, raw material specifications (including vendor, grade and sampling/testing requirements), product and sample packing and shipping instructions, and product specific cleaning and decontamination information, (collectively, the “TiGenix Development Materials”). If TiGenix does not provide the TiGenix Development Materials within the time period specified in a Statement of Work, then TiGenix shall be responsible for all reasonable and documented costs incurred by LWI arising from such failure.

2.4                               Performance by LWI. Subject to the provision by TiGenix of the TiGenix Development Materials pursuant to Section 2.3 and to the Quality Agreement, LWI will act in a professional and workmanlike manner in accordance with the terms of this Agreement when performing, directly or, subject to the terms of the Statement of Work or approval by TiGenix (such approval not to be unreasonably withheld), through a Third Party contractor, the work described in a Statement of Work.  LWI will promptly notify TiGenix of any material delays that arise during the performance of the Statement of Work.

2.5                               Cancellation of a Statement of Work.  TiGenix may cancel a Statement of Work upon written notice to LWI, subject to the payment by TiGenix of one hundred percent (100%) of the documented costs incurred by LWI through the effective date of the termination (the “Incurred Costs”), including any documented, out-of-pocket costs incurred by LWI for purchase of unmarketable materials which have become unusable by reason of termination and for all un-cancellable labor commitments and all work in process including all professional services rendered through the effective date of termination of such Statement of Work at the rates set forth in the applicable Statements of Work (provided that LWI has used Commercially Reasonable Efforts to mitigate all such costs).  In addition to the foregoing, TiGenix must provide its explicit approval for any costs incurred by LWI for any new services rendered by LWI or an approved Third Party contractor after the date of written notice of termination of the applicable Statement of Work, other than reasonable Winddown Services up to a maximum of $25,000.000 for which no approval shall be required.  In addition to all of the foregoing, if TiGenix cancels a Statement of Work upon written notice to LWI, it shall also pay an additional cancellation fee (the “Cancellation Fee”) as follows:

2.5.1                     In the event that TiGenix provides less than or equal to ninety (90) calendar days prior written notice of cancellation to LWI, then TiGenix shall pay LWI one hundred percent (100%) of three (3) months of the suite fees scheduled in such Statement of Work; or

2.5.2                     In the event that TiGenix provides more than ninety (90) calendar days and less than or equal to one hundred eighty (180) calendar days prior written notice of cancellation to LWI, then TiGenix shall pay LWI: (i) one hundred percent (100%) of three (3) months of the suite fees and (ii) fifty percent (50%) of an additional three (3) months of the suite fees scheduled in such Statement of Work.

For the avoidance of doubt, in the event that TiGenix provides more than one hundred eighty (180) calendar days written notice of cancellation to LWI, there shall be no Cancellation Fee payable by TiGenix to LWI.

3.                                      TECHNOLOGY TRANSFER

3.1                                Based on the information provided by TiGenix and including process changes developed by LWI pursuant to any applicable Statement of Work, LWI will prepare the Master Production Record for the Process in accordance with the schedule set forth in the Statement of Work.  TiGenix will inform LWI of any specific requirements TiGenix may have relating to the Master Production Record, including, without limitation, any information or procedures TiGenix wishes to have incorporated therein.  If LWI intends to include in the Master Production Record the use of any assay, medium, or other technology that is not commercially available, LWI will inform TiGenix of such intention. If TiGenix agrees with such intention, the Parties will meet to discuss and attempt to agree in good faith on the terms of use of such non-commercially available materials or technology in the Process.

3.2                                TiGenix will cooperate with LWI to assist LWI to develop the Master Production Record and Process, including, without limitation, by providing LWI with additional information and procedures as may be required to create the Master Production Record, Process, and/or any of the following: (i) manufacturing process information, SOPs, development reports, (ii) quality control assays, (iii) raw material specifications (including vendor, grade and sampling/testing requirements), (iv) Product and sample packing and shipping instructions, (v) Product specific cleaning and decontamination information; in each case, to the extent such information and procedures are in TiGenix’s possession or control, or can be procured by TiGenix without material time and cost expenditures.

3.3                                LWI will deliver a draft version of the Master Production Record to TiGenix for its review and approval in accordance with the schedule set forth in the relevant Statement of Work. TiGenix will notify LWI in writing of any objections it has to the draft Master Production Record, and upon such notification, representatives of LWI and TiGenix will meet promptly to resolve such objections.  Upon TiGenix’s written acceptance of the draft Master Production Record, or in the event that TiGenix does not submit a written notice setting forth TiGenix’s objections to the draft Master Production Record within ten (10) Business Days following receipt of such draft by TiGenix, such draft will be deemed approved by TiGenix.

3.4                                The Process, Master Production Record, Specifications, and any improvements or modifications thereto developed during the term of this Agreement, but excluding any LWI Operating Documents, LWI Inventions or LWI Confidential Information included in any of the foregoing, will be deemed TiGenix Confidential Information and subject to the provisions set forth in Article 10.  TiGenix shall be permitted to use the Process and/or the Master Production Record to manufacture and sell Product; provided, however, that if the Process and/or Master Production Record incorporates or contains any LWI Intellectual Property, the terms of Section 11 shall apply.

3.5                               Any subsequent transfer of documentation, specifications, and production process by LWI from LWI’s facility in Walkersville, Maryland to another Facility for the manufacturing of the Product specifically for TiGenix shall be at TiGenix’s expense, if such transfer is at the request of TiGenix.

4.                                      MANUFACTURE OF PRODUCT; ORDER PROCESS; DELIVERIES

4.1                               Draft Plan.  Together with the draft version of the Master Production Record described in Section 3 above, LWI will deliver to TiGenix for review and comment, a proposed draft plan describing the activities to be performed by LWI, or to be subcontracted by LWI to Third Parties, in the production of a Product (the “Draft Plan”).  Once LWI delivers to TiGenix the proposed Draft Plan, the Parties will meet to decide whether to issue a new Statement of Work pursuant to Section 2.1, or to modify an existing Statement of Work pursuant to Section 2.2, based on that Draft Plan and any agreed upon modifications of such Draft Plan.

4.2                               TiGenix Deliverables.  Within any time period agreed to in any applicable Statement of Work, TiGenix will provide LWI with the materials listed in the Statement of Work required to be supplied by TiGenix for the production of the Product, and any handling instructions, protocols, SOPs and other documentation necessary to maintain the properties of such materials for the performance of the Statement of Work (collectively, the “TiGenix Production Materials”).

4.3                               Manufacture by LWI.  During the time period specified in any Statement of Work during which the Product will be manufactured (the “Production Term”), LWI will package, ship, handle quality assurance and quality control for the Product, all subject to the Quality Agreement to be mutually agreed to by the Parties with respect to such Product and as set forth in the Statement of Work, and shall use Commercially Reasonable Efforts to deliver to TiGenix the quantities of Product requested by TiGenix in the Statement of Work, all in accordance with the terms set forth in Section 4.4 below.

4.4                               Packaging and Shipping.  LWI will package and label the Product for shipment in accordance with the Master Production Record and LWI’s standard practices in effect at the time of performance by LWI. LWI will ship the Product FCA Facility to a common carrier designated by TiGenix to LWI in writing not less than ten (10) days prior to the applicable delivery date unless otherwise agreed to in a Statement of Work.  TiGenix will provide to LWI its account number with the selected carrier and will pay for all shipping costs in connection with each shipment of Product.  Each shipment will be accompanied by the documentation listed in the Statement of Work.  Risk and title in the Product will pass upon delivery to the carrier.  LWI will use Commercially Reasonable Efforts to deliver each shipment of Product to TiGenix (or its appointed carrier) on the requested delivery date for such shipment.  LWI will promptly notify TiGenix if LWI reasonably believes that it will be unable to meet a delivery date.  TiGenix shall be required to take delivery of a Batch of Product within two (2) calendar days after acceptance of such Batch in accordance with Section 5.2 (the “Delivery Period”).

4.5                               Quality Agreement.  Upon the decision to manufacture a Product according to a Statement of Work, the Parties shall enter into a separate Quality Agreement to be mutually agreed to by the Parties. Such Quality Agreement shall be separately appended to this Agreement. In the event of a conflict between this Agreement and the Quality Agreement, the latter shall prevail.

4.6                               Records.  LWI will maintain accurate records for the production of the Product, including as may be required by applicable laws and regulations. LWI will retain possession of the Master Production Record, all Batch Records and LWI Operating Documents, and will make copies thereof available to TiGenix upon TiGenix’s request and at TiGenix’s expense.  LWI Operating Documents will remain LWI Confidential Information.  TiGenix will have the right to use and reference any of the foregoing in connection with a filing for Regulatory Approval of the Product or as otherwise authorized by the Agreement.

4.7                               TiGenix Access.

4.7.1                     TiGenix’s employees and agents (including its independent contractors) (collectively, “TiGenix Personnel”) may participate in the production of the Product only in such capacities as may be approved in writing in advance by LWI.  TiGenix Personnel working at the Facility are required to comply with LWI’s Operating Documents and any other applicable LWI facility and/or safety policies.  For the avoidance of doubt, TiGenix Personnel may not physically participate in the production or manufacture of any Product that may be used in or on humans.

4.7.2                     TiGenix Personnel working at the Facility will be and remain employees of TiGenix, and TiGenix will be solely responsible for the payment of compensation for such TiGenix Personnel (including applicable Federal, state and local withholding, FICA and other payroll taxes, workers’ compensation insurance, health insurance, and other similar statutory and fringe benefits). To the extent applicable, TiGenix covenants and agrees to maintain workers’ compensation benefits and employers’ liability insurance as required by applicable Federal and Maryland laws with respect to all TiGenix Personnel working at the Facility.

4.7.3                     TiGenix will pay for the actual cost of repairing or replacing to its previous status (to the extent that LWI determines, in its reasonable judgment, that repairs cannot be adequately effected) any property of LWI damaged or destroyed by TiGenix Personnel, provided TiGenix shall not be liable for repair or replacement costs resulting from ordinary wear and tear.

4.7.4                     TiGenix Personnel visiting or having access to the Facility will abide by LWI standard policies, operating procedures and the security procedures established by LWI.  TiGenix will be liable for any breaches of security by TiGenix Personnel.  In addition, TiGenix will reimburse LWI for the cost of any lost security cards issued to TiGenix Personnel, at the rate of $50 per security card. TiGenix will specifically inform TiGenix Personnel visiting the Facility or having access to LWI’s Confidential Information of the confidentiality obligations under Section 10 of this Agreement and ensure that all such TiGenix Personnel will have entered into an agreement containing confidentiality provisions of similar scope and obligations.  In addition to the foregoing, TiGenix shall be responsible for any breach of this Agreement by TiGenix Personnel.

4.7.5                     TiGenix will indemnify and hold harmless LWI from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) arising out of any injuries suffered by TiGenix Personnel while at the Facility or elsewhere, except to the extent caused by the gross negligence or willful misconduct on the part of any LWI Party.

4.8                               Disclaimers.  TiGenix acknowledges and agrees that LWI Parties will not engage in any Product refinement or development of the Product, other than as expressly set forth in this Agreement and the Statement of Work.  TiGenix acknowledges and agrees that LWI Parties have not participated in the invention or testing of any Product, and have not evaluated its safety or suitability for use in humans or otherwise.

5.                                      PRODUCT WARRANTIES; ACCEPTANCE AND REJECTION OF PRODUCTS

5.1                               Product Warranties.  LWI warrants that any Product manufactured by LWI pursuant to this Agreement, at the time of delivery pursuant to Section 4.4: (a) conforms to the Specifications; (b) was manufactured in accordance with the Master Production Record; and (c) was manufactured in accordance with cGMP.

5.2                               Approval of Shipment.

5.2.1                     When the Product ordered by TiGenix is ready for delivery, LWI will notify TiGenix and supply TiGenix with the required documentation set forth in the Statement of Work.

5.2.2                     Within ten (10) calendar days after TiGenix’s receipt of such documentation regarding such Product (the “Acceptance Period”), TiGenix shall determine by review of such documentation whether or not the given Batch conforms to the product warranties set forth in Section 5.1 above (“Product Warranties”).  If TiGenix asserts that the Product does not comply with the Product Warranties set forth in Section 5.1 above, TiGenix will deliver to LWI, in accordance with the notice provisions set forth in Section 17.4 hereof, written notice of disapproval (the “Disapproval Notice”) of such Product, stating in reasonable detail the basis for such assertion of non-compliance with the Product Warranties.  If a valid Disapproval Notice is received by LWI during the Acceptance Period, then LWI and TiGenix will provide one another with all related paperwork and records (including, but not limited to, quality control tests) relating to both the production of the Product and the Disapproval Notice.  If a valid Disapproval Notice is not received during the Acceptance Period, the Product will be deemed accepted and ready for shipment.  Upon acceptance, the Product shall be delivered to TiGenix, and TiGenix shall accept delivery thereof, within two (2) days after such acceptance. The foregoing notwithstanding, TiGenix may reject a Product by providing a Disapproval Notice within three (3) months of the date of delivery if the reason why such Product does not conform to the Product Warranties (as they were in effect at the time of production) is a Latent Defect. If no such Latent Defect claim is received by LWI within such three (3) month period, the Products delivered shall be deemed to be accepted by TiGenix and considered free of defects upon delivery. Title and risk of loss to such Product shall pass to TiGenix at the time of delivery to the common carrier pursuant to Section 4.4. For the purposes of this Section 5.2, “Latent Defect” shall mean, with respect to any Product supplied by LWI under this Agreement, defects in the Product that existed at the time of delivery to TiGenix but could not be reasonably detected upon initial inspection of the Product which cause such Product to fail to conform to the Product Warranties at the time of delivery. For the avoidance of doubt, acceptance of a Product Batch by TiGenix pursuant to this Section 5.2 shall not limit TiGenix’s other rights and remedies under this Agreement (including LWI’s indemnification obligations hereunder) solely if, within ninety (90) days from the date of delivery, TiGenix provides LWI a Disapproval Notice relating to such Latent Defect. By way of derogation from Section 2.1, if a certain Statement of Work sets forth an acceptance process which differs from the process described in this Section 5.2, the terms in such Statement of Work will prevail.

5.3                               Dispute Resolution.  LWI and TiGenix will attempt to resolve any dispute regarding the conformity of a shipment of Product with the Product Warranties.  If such dispute cannot be settled within thirty (30) days of the submission by each Party of such related paperwork and records to the other Party, and if the Product is alleged not to conform with the Product Warranties set forth in Section 5.1(a), then TiGenix will submit a sample of the Batch, or the paperwork, of the disputed shipment to an independent testing laboratory or consultant of recognized repute selected by TiGenix and approved by LWI (such approval not to be unreasonably withheld) for analysis, under quality assurance approved procedures, of the conformity of such shipment of Product with the Specifications.  The costs associated with such analysis or review by such independent testing laboratory will be paid by the Party whose assessment of the conformity of the shipment of Product with the Specifications was mistaken.

5.4                               Remedies for Non-Conforming Product and for Late Delivery.

5.4.1                     In the event that the Parties agree, or an independent testing laboratory or consultant determines, pursuant to Section 5.3, that a Batch of Product materially fails to conform to the Product Warranties or is late in such a way that it makes the Product unusable in a commercially reasonable manner, in any case due to the failure of either: (a) LWI employees and agents (including its independent contractors), if applicable (collectively, “LWI Personnel”) properly to execute the Master Production Record or LWI SOPs, (b) LWI Personnel to comply with cGMP, or (c) the Facility utilities, then, at TiGenix’s request, LWI will produce for TiGenix sufficient quantities of Product to replace such non-conforming or late portion of such Batch of Product (the “Production Rerun”), in accordance with the provisions of this Agreement.  For the removal of doubt, if a replacement Batch of Product is manufactured under this Section 5.4.1, TiGenix shall not be charged for the initial Batch of Product and shall be charged for the replacement Batch of Product.

5.4.2                     In the event that the Parties agree, or an independent testing laboratory or consultant determines, pursuant to Section 5.3, that a Batch of Product materially fails to conform to the Product Warranties for any reason other than as set forth in Section 5.4.1, then LWI shall have no liability to TiGenix with respect to such Batch and LWI will, at TiGenix’s request, produce for TiGenix a Production Rerun at TiGenix’s expense.

5.4.3                     Except with respect to the indemnification obligations set forth in Section 15.1, TiGenix acknowledges and agrees that its sole remedy with respect to the failure of Product to conform with any of the Product Warranties or the late delivery of the Product is as set forth in this Section 5.4, and in furtherance thereof, TiGenix hereby waives all other remedies at law or in equity regarding the foregoing claims, it being understood that the failure of Product to conform with any of the Product Warranties or the late delivery of the Product, each for the reasons set forth in Section 5.4.1(a) — (c), shall solely for the purposes of Section 15.1 be deemed a material breach by LWI under Section 15.1(a).

6.                                      DAMAGE OR DESTRUCTION OF MATERIALS AND/OR PRODUCT

6.1                               Remedies.  If, during the manufacture of Product pursuant to this Agreement, Product and/or Materials are destroyed or damaged by LWI Personnel or any Third Party acting by or on behalf of LWI, and such damage or destruction resulted from: (a) LWI’s or such Third Party’s failure to execute the Process in conformity with the Master Production Record or LWI SOPs, (b) LWI’s or such Third Party’s failure to comply with cGMP, or (c) the Facility utilities, then, except as provided in Section 6.2 below, LWI, as soon as it is commercially practicable to do so, will provide TiGenix with additional Product production time equal to the actual time lost because of the destruction or damage of the Product and/or Materials and will replace such Product and/or Materials at no additional cost to TiGenix. Except with respect to the indemnification obligations set forth in Section 15.1, TiGenix acknowledges and agrees that its sole remedy with respect to damaged or destroyed Materials and/or Product (except for the non-conformity of shipped Product described in Section 5) is as set forth in this Section 6.1, and in furtherance thereof, TiGenix hereby waives all other remedies at law or in equity regarding the foregoing claims.

6.2                               Limitations.  Notwithstanding anything to the contrary set forth in the preceding Section 6.1, if during the manufacture of Product pursuant to this Agreement, Product or Materials are destroyed or damaged by LWI Personnel while LWI Personnel were acting at the direction of TiGenix Personnel and such damage or destruction is due to LWI Personnel following such directions, then LWI will have no liability to TiGenix as the result of such destruction or damage.

7.                                      STORAGE OF MATERIALS

7.1                               Pre-Production.  LWI will store, at the expense of TiGenix, any TiGenix Materials, equipment or other property delivered pursuant to the Statement of Work to the Facility by TiGenix more than thirty (30) days prior to the Commencement Date.  The storage rates will be set forth in the Statement of Work and may be amended by LWI once per calendar year, such amendment to be effective as from January 1st of the applicable calendar year.  LWI agrees to provide TiGenix with thirty (30) days prior written notice of any such cost adjustment. No storage fees will be charged during the period starting thirty (30) days prior to the Commencement Date and ending upon the expiration or termination of the Production Term.

7.2                               Post-Production.  LWI will store at the Facility free of charge any in—process materials, TiGenix Materials, equipment and other TiGenix property (other than Product manufactured hereunder) that remains at the Facility on the date of expiration or termination of the Production Term (collectively “Remaining TiGenix Property”), for up to fifteen (15) calendar days, or as long as is required under any other applicable Statement of Work. At the date of expiration or termination of the Production Term, LWI shall provide an overview of the Remaining TiGenix Property. If TiGenix has not provided any instructions as to the shipment or other disposition of Remaining TiGenix Property prior to the expiration of such fifteen (15)-day period, LWI may, in its sole discretion, destroy such Remaining TiGenix Property, or continue to store such Remaining TiGenix Property at the Facility or elsewhere.  In the event that LWI continues to store such Remaining TiGenix Property, TiGenix will pay to LWI a storage charge at LWI’s then-standard storage rates for the period beginning on the sixteenth (16th) day after the expiration or termination of the Production Term through the date that the storage terminates.

7.3                               Product.  Notwithstanding the foregoing, if TiGenix fails to take delivery of a Product within the applicable Delivery Period as required by Section 4.4, TiGenix will pay to LWI a storage charge at three (3) times LWI’s then standard storage rate, which shall begin accruing on the first day following the expiration of the applicable Delivery Period.

8.                                      REGULATORY MATTERS

8.1                               Permits and Approvals.  During the Production Term, LWI will maintain any licenses, permits and approvals necessary for the manufacture of the Product in the Facility, except where the failure to have such licenses, permits and approvals would not have a material adverse effect on this Agreement. LWI will promptly notify TiGenix if LWI receives notice that any such license, permit, or approval is or may be revoked or suspended.

8.2                               Audits and Inspections. Inspections/quality or for cause audits by TiGenix and inspections by Regulatory Agencies with respect to Products and the Facility will be governed by the Quality Agreement.

9.                                      FINANCIAL TERMS

9.1                               Payments.  TiGenix will make payments to LWI in the amounts and on the dates set forth in the Statement of Work upon receipt of an undisputed invoice from LWI.  In the event that TiGenix has not paid an undisputed invoice within thirty (30) business days of the applicable due date (as established by Section 9.3), TiGenix’s failure shall be considered a material breach under Section 14.2, subject to the cure provisions set forth therein, provided, however, that if there is a good faith dispute among the Parties regarding any invoices, TiGenix shall be entitled to withhold payment of such invoices during the resolution of such dispute.  Further, in addition to all other remedies available to LWI, in the event that TiGenix has not paid an undisputed invoice within sixty (60) Business Days of the applicable due date (as established by Section 9.3), LWI may elect to suspend the provision of all or a portion of the services under this Agreement, provided that TiGenix shall remain liable for all fees owed pursuant to the Statement of Work during any such suspension, provided, however, that if there is a good faith dispute among the Parties regarding any invoices, TiGenix shall be entitled to withhold payment of such invoices during the resolution of such dispute and LWI shall not suspend the provision of any portion of the services under this Agreeement pending the resolution of such dispute.

9.2                               Security Deposit.  TiGenix shall pay a security deposit under each Statement of Work equal to the lesser of: (i) twenty percent (20%) of the budgeted cost of such Statement of Work; or (ii) one hundred thousand dollars ($100,000) (the “Security Deposit”).  The Security Deposit for a particular Statement of Work will be returned to TiGenix within sixty (60) days after the date of expiration or termination of the applicable Statement of Work, if TiGenix has paid all undisputed fees, charges, or other payments due in connection with charges incurred prior to the expiration or termination of such Statement of Work (all such fees, charges, or other payments being called “Obligations”).  If any Obligations remain outstanding after the due date of such Obligations, then LWI shall be entitled to apply the Security Deposit against the payment of such Obligations.  The amount of the Security Deposit remaining, if any, after such application will be returned to TiGenix. TiGenix shall remain liable to LWI for any deficiencies remaining after the application of the Security Deposit against the Obligations.

9.3                               Invoices and Pricing.  Within thirty (30) days of the end of each month during which charges were incurred, LWI will provide TiGenix with an invoice setting forth a detailed account of any fees, expenses, or other payments payable by TiGenix under this Agreement for the preceding month.  The amounts set forth in each undisputed invoice will be due and payable within forty-five (45) days of receipt of such invoice by TiGenix.  All pricing excludes taxes and costs relating to shipping, validation and regulatory filings.

9.4                               Taxes.  Absent the provision of a valid exemption certificate by TiGenix, LWI anticipates that certain sales, use, and similar or other taxes (the “Covered Taxes”) will be imposed on LWI’s production of Product pursuant to this Agreement.  TiGenix agrees that it is responsible for and will pay the Covered Taxes resulting from LWI’s production of Product pursuant to this Agreement (not including, for the avoidance of doubt, any income or personal property taxes payable by LWI or other taxes applicable to LWI).  To the extent not paid by TiGenix, TiGenix will indemnify and hold harmless the LWI Parties from and against any and all penalties, fees, expenses and costs whatsoever in connection with the failure by TiGenix to pay the Covered Taxes.  LWI will not collect or otherwise pay or remit any Covered Taxes in connection with the production of any Product hereunder to the extent TiGenix provides to LWI the appropriate valid exemption certificates.

9.5                               LWI tax residency certificate. Applicable Spanish tax laws oblige TiGenix to withhold taxes from the amounts payable by TiGenix to non-Spanish residents. With a view to applying for a reduction or exemption from such Spanish withholding taxes, LWI shall, on a yearly basis and in any event prior to the first payment under this Agreement, provide TiGenix with a tax residency certificate in a form substantially similar to the US IRS “Form 6166” (Certification of U.S. Tax Residency), attesting that LWI is a tax resident of the United States in LWI’s country within the meaning of the United States-Spain Income Tax convention; provided that if such tax residency certificate (Form 6166) is provided to TiGenix prior to the first payment under the Agreement, then TiGenix does not have to withhold the taxes and shall pay the full amount to LWI. TiGenix shall in no event be obliged to gross-up any payments to be made to LWI.

9.6                               Interest.  Any fee, charge or other payment due to LWI by TiGenix under this Agreement that is not paid within thirty (30) days after it is due will accrue interest on a daily basis at a rate of 1.5% per month (or the maximum legal interest rate allowed by applicable law, if less) from and after such date.

9.7                               Method of Payment.  All payments to LWI hereunder by TiGenix will be in United States currency and will be by check, wire transfer, money order, or other method of payment approved by LWI.  Bank information for wire transfers is as follows:

Mailing address for wire transfer payments:

Bank of America

1815 Gateway Blvd

Concord, CA 94521

ABA# for wires and ACH for our account =  ######

Lockbox # ####

Account # #####

Lonza Walkersville, Inc.

12261 Collections Center Drive

Chicago, Illinois, 60693

9.8                               Cost Adjustments.  After the first anniversary of the Effective Date, effective January 1st of each following year, LWI may annually adjust (increase or decrease) the various costs and rates set forth in a Statement of Work to reflect changes in the cost of materials and/or labor rate paid by LWI in connection with the production of Product under this Agreement, upon provision of documentation thereof to TiGenix; provided, however, that there shall be no decrease in labor rates and any increase in labor rates shall not exceed any percentage increase in the US Consumer Price Index, or other comparable index based on the location of the Facility in which the Product is manufactured, for the most recently published percentage change for the twelve (12)-month period preceding the applicable contract anniversary date.  LWI agrees to provide TiGenix with thirty (30) calendar days prior written notice of any such cost adjustment.  In addition to the foregoing, the price may be changed by LWI, upon reasonable prior written notice to TiGenix (providing reasonable detail in support thereof), to reflect any material change in an environmental or regulatory standard that substantially impacts LWI’s cost (upwards or downwards) and ability to manufacture Product.

10.                               CONFIDENTIAL INFORMATION

10.1                        Definition.  “Confidential Information” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, specifications, data, results and other material, pre-clinical and clinical trial results, manufacturing procedures, test procedures and purification and isolation techniques, and any tangible embodiments of any of the foregoing, and any scientific, manufacturing, marketing and business plans, any financial and personnel matters relating to a Party or its present or future products, sales, suppliers, customers, employees, investors or business, that has been disclosed by or on behalf of such Party or such Party’s Affiliates to the other Party or the other Party’s Affiliates either in connection with the discussions and negotiations pertaining to this Agreement or in the course of performing this Agreement.  Without limiting the foregoing, the terms of this Agreement will be deemed “Confidential Information” and will be subject to the terms and conditions set forth in this Article 10.

10.2                        Exclusions.  Notwithstanding the foregoing Section 10.1, any information disclosed by a Party to the other Party will not be deemed Confidential Information to the extent that such information:

(a)                       at the time of disclosure is in the public domain;

(b)                       becomes part of the public domain, by publication or otherwise, through no fault of the Party receiving such information;

(c)                        at the time of disclosure is already in possession of the Party who received such information, as established by contemporaneous written records;

(d)                       is lawfully provided to a Party, without restriction as to confidentiality or use, by a Third Party lawfully entitled to possession of such Confidential Information; or

(e)                        is independently developed by a Party without use of or reference to the other Party’s Confidential Information, as established by contemporaneous written records.

10.3                        Disclosure and Use Restriction.  Except as expressly provided herein, the Parties agree that for the term of the Agreement and the five (5) year period following any termination of the Agreement, each Party and its Affiliates will keep completely confidential and will not publish or otherwise disclose any Confidential Information of the other Party, its Affiliates or sublicensees, except in accordance with Section 10.4.  Neither Party will use Confidential Information of the other Party except as necessary to perform its obligations or to exercise its rights under this Agreement.

10.4                        Permitted Disclosures.  Each receiving Party agrees to (i) institute and maintain security procedures to identify and account for all copies of Confidential Information of the disclosing Party and (ii) limit disclosure of the disclosing Party’s Confidential Information to its U.S. and European Affiliates and each of its and their respective officers, directors, employees, agents, consultants and independent contractors having a need to know such Confidential Information for purposes of this Agreement; provided that such U.S. and European Affiliates and each of its and their respective officers, directors, employees, agents, consultants and independent contractors are informed of the terms of this Agreement and are subject to obligations of confidentiality, non-disclosure and non-use at least as stringent as those set forth herein.

10.5                        Government-Required Disclosure.  If a law or duly constituted government authority, court or regulatory agency provides or orders that a Party hereto disclose information subject to an obligation of confidentiality under this Agreement, such Party shall comply with such law or such order, but shall notify the other Party as soon as possible, so as to provide the said Party an opportunity to apply to a court of record for relief from the order.

10.6                        Publicity.  Neither Party will refer to, display or use the other’s name, trademarks or trade names confusingly similar thereto, alone or in conjunction with any other words or names, in any manner or connection whatsoever, including any publication, article, or any form of advertising or publicity, except with the prior written consent of the other Party.

11.                               INTELLECTUAL PROPERTY

11.1                        Ownership.

11.1.1              Except as expressly otherwise provided herein, neither Party will, as a result of this Agreement, acquire any right, title, or interest in any Background Intellectual Property of the other Party. Except as expressly otherwise provided herein, ownership of any Intellectual Property that is developed, conceived, invented, first reduced to practice or made in connection with the performance under this Agreement shall follow inventorship all as determined under applicable laws.

11.1.2              Subject to Section 11.1.3, TiGenix shall own all right, title, and interest in and to any and all Intellectual Property that LWI and/or its Affiliates develops, conceives, invents, first reduces to practice or makes, solely or jointly with TiGenix or others in the course of providing the services under this Agreement that (a) is a development or improvement to TiGenix Materials, TiGenix Confidential Information and/or TiGenix Background Intellectual Property, or (b) relates solely to the Product (collectively, “TiGenix New IP”).  For the removal of doubt, TiGenix New IP shall not include LWI New IP, as defined below.  Subject to full payment of the costs incurred for the creation or development of such TiGenix New IP, LWI hereby assigns to TiGenix all of LWI’s right, title and interest in and to such TiGenix New IP. LWI shall promptly disclose to TiGenix in writing all TiGenix New IP.  LWI shall execute, and shall require its personnel as well as its Affiliates, or other contractors or agents and their personnel involved in the performance of this Agreement to execute, any documents reasonably required to confirm TiGenix’s ownership of TiGenix New IP, and any documents required to apply for, maintain and enforce any patent or other right in the TiGenix New IP.

11.1.3              Notwithstanding Section 11.1.2, and subject to the license granted in Section 11.2.2, LWI shall own all right, title and interest in “LWI New IP”, which as used in this Agreement means Intellectual Property that LWI and/or its Affiliates, or other contractors or agents of LWI develops, conceives, invents, or first reduces to practice or makes in the course of performance under this Agreement that is (a) generally applicable to the development or manufacture of chemical or biological products or product components or (b) an improvement of, or direct derivative of, any LWI Materials, LWI Confidential Information and/or LWI Background Intellectual Property. TiGenix hereby assigns to LWI all of TiGenix’s right, title and interest in and to such LWI New IP. TiGenix shall execute, and shall require its personnel as well as its Affiliates, or other contractors or agents and their personnel involved in the performance of this Agreement to execute, any documents reasonably required to confirm LWI’s ownership of the LWI New IP, and any documents required to apply for, maintain and enforce any patent or other right in the LWI New IP.

11.2                        License Grants.

11.2.1              During the term of this Agreement, TiGenix hereby grants to LWI a fully paid, non-exclusive license under any and all TiGenix Intellectual Property that is necessary for LWI to perform its obligations under this Agreement for the sole and limited purpose of LWI’s performance of its obligations under this Agreement, including, without limitation, the development of the Process and the manufacture of Product for TiGenix.

11.2.2              Subject to the terms and conditions set forth herein (including the payment required under this Agreement), LWI hereby grants to TiGenix a perpetual, non-exclusive, world-wide, fully paid-up, irrevocable, transferable license, including the right to grant sublicenses (through multiple tiers of sublicensing), under the LWI New IP and any LWI Background Intellectual Property that is necessary or used by LWI for the manufacture, commercialization or development of any Product manufactured under this Agreement, to develop, make, have made, use, sell, offer for sale, and import the Product manufactured under this Agreement; provided, however, if TiGenix sublicenses such license to a Third Party manufacturer, then the following additional terms shall apply: (a) prior to any such sublicense (and through each tier of sublicensing) or transfer to a Third Party, the Parties shall enter into a three-way confidentiality agreement between TiGenix, LWI, and the Third Party, to be mutually agreed to by the Parties, which shall limit such Third Party’s use of such LWI New IP and necessary LWI Background Intellectual Property to manufacturing Product for TiGenix on terms of confidentiality and non-use at least as stringent as those set forth herein and (b) any related technology transfer of documentation or Process from the Facility to another Third Party shall be at TiGenix’s expense and (c) TiGenix and LWI shall negotiate in good faith and, if agreed,

TiGenix shall pay a reasonable one-time technology transfer fee to LWI consistent with industry standards, which in no event shall exceed One Million Dollars ($1,000,000). Should the Parties fail to reach an agreement on such technology transfer fee, no such LWI New IP and/or LWI Background Intellectual Property shall be transferred. Notwithstanding the foregoing, in no event shall the license granted herein include LWI Operating Documents. LWI New IP and LWI Background Intellectual Property rights are “necessary” if there is no reasonable alternative to achieve the equivalent function of the LWI New IP or LWI Background Intellectual Property and if utilization of such LWI New IP or LWI Background Intellectual Property would be infringing if licenses were not granted.

11.3                        Further Assurances.  Each Party agrees to take all necessary and proper acts, and will cause its employees, Affiliates, contractors, and consultants to take such necessary and proper acts, to effectuate the ownership provisions set forth in this Article 11.

11.4                        Prosecution of Patents.

11.4.1              LWI will have the sole right and discretion to file, prosecute and maintain patent applications and patents claiming LWI New IP at LWI’s expense.  TiGenix will cooperate with LWI to file, prosecute and maintain patent applications and patents claiming LWI New IP, and will have the right to review and provide comments to LWI relating to such patent applications and patents.

11.4.2              TiGenix will have the sole right and discretion to file, prosecute and maintain patent applications and patents claiming TiGenix New IP at TiGenix’s expense.  LWI will cooperate with TiGenix to file, prosecute and maintain patent applications and patents claiming TiGenix New IP, and will have the right to provide comments to TiGenix relating to such patent applications and patents.

12.                               REPRESENTATIONS AND WARRANTIES

12.1                        By TiGenix.  TiGenix hereby represents and warrants to LWI that, to the best of its knowledge, (i) it has the requisite intellectual property and legal rights related to the TiGenix Deliverables and the Product to authorize the performance of LWI’s obligations under this Agreement, and (ii) the use of the TiGenix Materials and any other Intellectual Property provided by TiGenix to LWI as contemplated in this Agreement will not give rise to a potential cause of action by a Third Party against LWI for infringement or another violation of intellectual property rights.  For the avoidance of doubt, such representation and warranty will not apply to any production equipment or Intellectual Property supplied by LWI.

12.2                        By LWI.  LWI hereby represents and warrants to TiGenix that (i) to the best of its knowledge, it or its Affiliates have the requisite intellectual property rights in the LWI Intellectual Property, its equipment and Facility to be able to perform its obligations under this Agreement; (ii) to the best of its knowledge, that LWI’s or its Affiliates’ use of the LWI Intellectual Property, its equipment and Facility as contemplated in this Agreement will not give rise to a potential cause of action by a Third Party against TiGenix for infringement or another violation of intellectual property rights; (iii) LWI will comply with all applicable laws in carrying out the services under this Agreement; (iv) there are no required consents or approvals necessary for LWI to perform its obligations under this Agreement that have not already been procured by LWI; (v) all TiGenix Intellectual Property and, once fully paid for, all Products manufactured and/or developed by LWI under this Agreement shall be free of all liens and encumbrances; (vi) all work performed by LWI under the Agreement shall be completed by competent personnel following sound, professional practices; and (vii) neither it, nor any of its employees or agents involved in the performance of this Agreement, nor any of its subcontractors or, to LWI’s knowledge, subcontractors’ employees or agents assigned to perform material services under this Agreement, have been listed by the FDA as debarred (including, without limitation under 21 U.S.C Section 335a), restricted, excluded or otherwise ineligible for participation in a federal health care program or the manufacture of drugs, devices or biologics for purposes of human subjects research or commercial sale, and LWI agrees to promptly notify TiGenix should it become aware that any of the foregoing have been so debarred, restricted, excluded or ineligible.

13.                               DISCLAIMER; LIMITATION OF LIABILITY

13.1                        DISCLAIMER.  EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, WITH RESPECT TO THE PRODUCTS, MATERIALS, AND SERVICES PROVIDED UNDER THIS AGREEMENT, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE WITH RESPECT TO SUCH PRODUCTS, MATERIALS, OR SERVICES.

13.2                        Disclaimer of Consequential Damages.  EXCEPT WITH RESPECT TO (I) A PARTY’S FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT OR (II) A BREACH OF A PARTY’S CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 10, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OF ITS AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY SUCH OTHER PARTY OR ITS AFFILIATES IN CONNECTION WITH THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

13.3                        Limitation of Liability. EXCEPT WITH RESPECT TO (I) A PARTY’S FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT (II) A BREACH OF A PARTY’S CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 10, OR (III) A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 15, BOTH PARTIES HEREBY AGREE THAT TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY’S LIABILITY TO THE OTHER PARTY, FOR ANY AND ALL INJURIES, CLAIMS, LOSSES, EXPENSES, OR DAMAGES, WHATSOEVER, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT FROM ANY CAUSE OR CAUSES, INCLUDING, BUT NOT LIMITED TO, NEGLIGENCE, ERRORS, OMISSIONS OR STRICT LIABILITY, SHALL, PER YEAR, NOT EXCEED THE TOTAL CHARGES PAID BY TIGENIX TO LWI UNDER THE APPLICABLE STATEMENT OF WORK GOVERNING THE EVENT GIVING

RISE TO LIABILITY. TO THE EXTENT THAT THIS SECTION CONFLICTS WITH ANY OTHER SECTION, THIS SECTION SHALL TAKE PRECEDENCE OVER SUCH CONFLICTING SECTION. IF APPLICABLE LAW PREVENTS ENFORCEMENT OF THIS SECTION, THEN THIS SECTION SHALL BE DEEMED MODIFIED TO PROVIDE THE MAXIMUM PROTECTION FOR THE LIABLE PARTY AS IS ALLOWABLE UNDER APPLICABLE LAW.

14.                               TERM AND TERMINATION

14.1                        Term.  The term of this Agreement will commence on the Effective Date and will continue until the fifth anniversary of the Effective Date unless terminated prior to that time or extended by the Parties.

14.2                        Termination for Material Breach.  Either Party may terminate this Agreement, by written notice to the other Party, for any material breach of this Agreement by the other Party, if such breach is not cured within thirty (30) days after the breaching Party receives written notice of such breach from the non-breaching Party; provided, however, that if such breach is not capable of being cured within such thirty (30) day period and the breaching Party has commenced and diligently continued actions to cure such breach within such thirty (30) day period, except in the case of a payment default, the cure period shall be extended to one hundred eighty (180) days, so long as the breaching Party is making diligent efforts to do so.  Such termination shall be effective upon expiration of such cure period.

14.3                        Termination by Notice.

14.3.1              Without Cause.  TiGenix may terminate this Agreement by providing written notice of termination not less than twelve (12) months in advance of the date of termination. LWI may terminate this Agreement by providing written notice of termination not less than twenty-four (24) months in advance of the date of termination. For the avoidance of doubt, (a) in the event of termination by TiGenix under this Section 14.3.1, TiGenix shall remain liable for all undisputed fees (provided that any disputed fees are disputed in good faith) owed pursuant to any outstanding Statement of Work during such twelve (12)-month period and the Cancellation Fee and (b) in the event of termination by LWI under this Section 14.3.1, no Cancellation Fee shall be due to LWI, provided that TiGenix shall remain liable for all undisputed fees (provided that any disputed fees are disputed in good faith) owed pursuant to any outstanding Statement of Work during such twenty-four-month period.

14.3.2              Termination of Clinical Trials.  TiGenix may terminate this Agreement if TiGenix receives notice that the production of Product hereunder or the clinical trials for which Product is being produced hereunder have been or will be suspended or terminated by (a) the FDA (or other regulatory authority) due to failure of the Product, or (b) the EMA (or other regulatory authority) due to failure of the EU Phase III clinical trials, by providing written notice of termination not less than two (2) months in advance of the date of termination.  For the avoidance of doubt, in the event of termination by TiGenix under this Section 14.3.2, TiGenix shall, at minimum, remain liable for all undisputed fees (provided that any disputed fees are disputed in good faith) owed pursuant to any outstanding Statement of Work during such two-month period and the Cancellation Fee.

14.4                        Termination by Insolvency.  Either Party may terminate this Agreement upon written notice to the other Party, upon (a) the dissolution, termination of existence, liquidation or business failure of the other Party; (b) the appointment of a custodian or receiver for the other Party who has not been terminated or dismissed within ninety (90) days of such appointment; (c) the institution by the other Party of any proceeding under national, federal or state bankruptcy, reorganization, receivership or other similar laws affecting the rights of creditors generally or the making by such Party of a composition or any assignment for the benefit of creditors under any national, federal or state bankruptcy, reorganization, receivership or other similar law affecting the rights of creditors generally, which proceeding is not dismissed within ninety (90) days of filing.  All rights and licenses granted pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code, licenses of rights of “intellectual property” as defined therein.

14.5                        Effects of Termination.

14.5.1              Accrued Rights.  Termination of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of a Party prior to such termination.  Such termination will not relieve a Party of obligations that are expressly indicated to survive the termination of this Agreement.

14.5.2              Disposition of Remaining TiGenix Property and Confidential Information.  Upon termination or expiration of this Agreement, LWI will store any Remaining TiGenix Property as set forth in Section 7.2 and, at TiGenix’s option, return or destroy any TiGenix Confidential Information in the possession or control of LWI.  Likewise, TiGenix will, at LWI’s option, return or destroy any LWI Confidential Information in the possession or control of TiGenix.  Notwithstanding the foregoing provisions: (i) LWI may retain and preserve, at its sole cost and expense, samples and standards of each Product following termination or expiration of this Agreement solely for use in determining LWI’s rights and obligations hereunder; and (ii) each Party may retain a single copy of the other Party’s Confidential Information for documentation purposes only and which shall remain subject to the obligations of nonuse and confidentiality set forth in this Agreement.

14.5.3              Security Deposits.  Upon any termination of this Agreement by LWI due to TiGenix’s material breach pursuant to Section 14.2, LWI will have the right to retain the full amount of any Security Deposit paid to LWI pursuant to a Statement of Work, without limiting any of LWI’s rights in law or in equity under this Agreement.

14.5.4              Transition Assistance.  Upon notice of termination of this Agreement and upon TiGenix’s request and subject to the terms of an agreed Statement of Work, LWI shall assist TiGenix in transitioning the services peformed by LWI hereunder to TiGenix or to an alternate service provider designated by TiGenix.  The Parties acknowledge that the foregoing may include, among other things, the provision of assistance reasonably requested by TiGenix in connection with its transition of such services, including, but not limited to, migration of historical data, migration-specific enhancements and cooperation with and assistance to third party consultants and service providers engaged by TiGenix in connection with the foregoing; provided, that TiGenix shall pay LWI’s then-in effect labor rates for such services and LWI’s reasonable and documented out-of-pocket costs incurred in providing such requested assistance, except that if LWI terminates the Agreement for convenience pursuant to Section 14.3.1, LWI shall not charge TiGenix for technology transfer services performed by three (3) full-time LWI employees for a consecutive four-month period.

14.5.5              Survival.  Sections 1, 3.4, 4.10, 7.2, 10, 11, 13, 14.4, 15, 16 and 17 of this Agreement, together with any appendices referenced therein, will survive any expiration or termination of this Agreement.

15.                               INDEMNIFICATION

15.1                        Indemnification of Client.  LWI will indemnify TiGenix, its Affiliates, and their respective directors, officers, employees and agents, and defend and hold each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) in connection with any and all liability suits, investigations, claims or demands (collectively, “Losses”) to the extent such Losses arise out of or result from any claim, lawsuit or other action or threat by a Third Party arising out of:  (a) any material breach by LWI of this Agreement, (b) the gross negligence or willful misconduct on the part of one or more of the LWI Parties in performing any activity contemplated by this Agreement, or (c) the use or practice by TiGenix of any Intellectual Property provided by LWI to TiGenix under this Agreement to the extent such Intellectual Property is the sole cause of any infringement, except for those Losses for which TiGenix has an obligation to indemnify the LWI Parties pursuant to Section 15.2, as to which Losses each Party will indemnify the other to the extent of their respective liability for the Losses.

15.2                        Indemnification of LWI.  TiGenix will indemnify LWI and its Affiliates, and their respective directors, officers, employees and agents (the “LWI Parties”), and defend and hold each of them harmless, from and against any and all Losses to the extent such Losses arise out of or result from any claim, lawsuit or other action or threat by a Third Party arising out of: (a) any material breach by TiGenix of this Agreement, (b) the use or sale of Products, except to the extent such Losses arise out of or result from a breach by LWI of the Product Warranties, (c) the gross negligence or willful misconduct on the part of TiGenix or its Affiliates in performing any activity contemplated by this Agreement, or (d) the use or practice by LWI of any process, invention or other intellectual property supplied by TiGenix to LWI under this Agreement (provided that LWI has used or practiced such process, invention or intellectual property in accordance with the terms and conditions of this Agreement), except for those Losses for which LWI has an obligation to indemnify TiGenix pursuant to Section 15.1, as to which Losses each Party will indemnify the other to the extent of their respective liability for the Losses.

15.3                        Indemnification Procedure.

15.3.1              An “Indemnitor” means the indemnifying Party.  An “Indemnitee” means the indemnified Party, its Affiliates, and their respective directors, officers, employees and agents.

15.3.2              An Indemnitee which intends to claim indemnification under Section 15.1 or Section 15.2 hereof shall promptly notify the Indemnitor in writing of any claim, lawsuit or other action in respect of which the Indemnitee, its Affiliates, or any of their respective directors, officers, employees and agents intend to claim such indemnification.  The Indemnitee shall permit, and shall cause its Affiliates and their respective directors, officers, employees and agents to permit, the Indemnitor, at its discretion, to settle any such claim, lawsuit or other action and agrees to the complete control of such defense or settlement by the Indemnitor; provided, however, that in order for the Indemnitor to exercise such rights, such settlement shall not adversely affect the Indemnitee’s rights under this Agreement or impose any obligations on the Indemnitee in addition to those set forth herein.  No such claim, lawsuit or other action shall be settled without the prior written consent of the Indemnitor and the Indemnitor shall not be responsible for any legal fees or other costs incurred other than as provided herein.  The Indemnitee, its Affiliates and their respective directors, officers, employees and agents shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any claim, lawsuit or other action covered by this indemnification, all at the reasonable expense of the Indemnitor.  The Indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and expense.

15.4                        Insurance.  Each Party will maintain, at all times during the term of this Agreement and for five years thereafter, a products liability insurance policy (the “Insurance Policy”), with a per occurrence limit of at least ten million dollars ($10,000,000) and an aggregate limit of at least ten million dollars ($10,000,000), and will provide a Certificate of Insurance to the other Party. Each Party will maintain the Insurance Policy with an insurance company having a minimum AM Best rating of A. Each Party will provide the other Party with at least thirty (30) days’ written notice prior to termination of such Insurance Policy.

16.                               ADDITIONAL COVENANTS

16.1                        Non-Solicitation.  During the term of this Agreement and for two (2) years thereafter, each of the Parties agrees not to seek to induce or solicit any employee of the other Party or its Affiliates to discontinue his or her employment with the other Party or its Affiliate in order to become an employee or an independent contractor of the soliciting Party or its Affiliate; provided, however, that neither Party shall be in violation of this Section 16.1 as a result of making a general solicitation for employees or independent contractors.  For the avoidance of doubt, the publication of an advertisement shall not constitute solicitation or inducement.

16.2                        Commercial Scale Manufacture.  In the event that TiGenix desires to commence commercial scale manufacture of Product, the Parties agree to negotiate in good faith for the provision of such manufacturing services to TiGenix by LWI , provided, however, for the avoidance of doubt, that nothing in this Section 16.2 shall be deemed to grant LWI a right of first refusal or other exclusive right with respect to such manufacturing services.

16.3                        Agent of an Independent Status. The Parties intend for LWI to be treated as an “agent of an independent status” with respect to TiGenix within the meaning of Article V of the Convention between the United States of America and the Kingdom of Spain for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income, and its Protocol.

17.                               MISCELLANEOUS

17.1                        Independent Contractors.  Each of the Parties is an independent contractor and nothing herein contained shall be deemed to constitute the relationship of partners, joint venturers, nor of principal and agent between the Parties.  Neither Party shall at any time enter into, incur, or hold itself out to Third Parties as having authority to enter into or incur, on behalf of the other Party, any commitment, expense, or liability whatsoever.

17.2                        Force Majeure.  Neither Party shall be in breach of this Agreement if there is any failure of performance under this Agreement (except for payment of any amounts due under this Agreement) occasioned by any reason beyond the control and without the fault or negligence of the Party affected thereby, including, without limitation, an act of God, fire, flood, act of government or state, war, civil commotion, insurrection, acts of terrorism, embargo, sabotage, a viral, bacterial or mycoplasmal contamination which causes a shutdown of the Facility, prevention from or hindrance in obtaining energy or other utilities, a shortage of raw materials or other necessary components, labor disputes of whatever nature, or any other reason beyond the control and without the fault or negligence of the Party affected thereby (a “Force Majeure Event”).  Such excuse shall continue as long as the Force Majeure Event continues.  Upon cessation of such Force Majeure Event, the affected Party shall promptly resume performance under this Agreement as soon as it is commercially reasonable for the Party to do so.  Each Party agrees to give the other Party prompt written notice of the occurrence of any Force Majeure Event, the nature thereof, and the extent to which the affected Party will be unable to fully perform its obligations under this Agreement.  Each Party further agrees to use commercially reasonable efforts to correct the Force Majeure Event as quickly as practicable (provided that in no event shall a Party be required to settle any labor dispute) and to give the other Party prompt written notice when it is again fully able to perform such obligations.

17.3                        Condemnation.  If the Facility is condemned or taken as a result of the exercise of the power of eminent domain or will be conveyed to a governmental agency having power of eminent domain under the threat of the exercise of such power (any of the foregoing, a “Condemnation”), then this Agreement will terminate as of the date on which title to the Facility vests in the authority so exercising or threatening to exercise such power and TiGenix will not have any right to the Condemnation proceeds.

17.4                        Notices.  Any notice required or permitted to be given under this Agreement by any Party shall be in writing and shall be (a) delivered personally, (b) sent by registered mail, return receipt requested, postage prepaid, (c) sent by a nationally-recognized courier service guaranteeing next-day or second day delivery, charges prepaid, or (d) delivered by facsimile (with documented evidence of transmission), to the addresses or facsimile numbers of the other Party set forth below, or at such other addresses as may from time to time be furnished by similar notice by any Party.  The effective date of any notice under this Agreement shall be the date of receipt by the receiving Party.

If to LWI:

Lonza Walkersville, Inc.
Attn: Vice President, Cell Therapy Bioservice
8830 Biggs Ford Road
Walkersville, Maryland 21793
Fax:  (301) 845-6099

With a copy to:

Assistant General Counsel
Lonza America, Inc.
 90 Boroline Road
Allendale, NJ 07401
Fax: (201) 696-3589

If to TiGenix:

TiGenix SAU
Attn:  CTO
Calle Marconi 1, Parque Tecnológico de Madrid
Tres Cantos, 28760 Madrid, Spain
Fax: +34 91804 9263

With a copy to:

Legal Counsel
TiGenix NV
Romeinse straat 12/2

3001 Leuven, Belgium
Fax: +32 16 39 79 70

Either Party may change its address for notice by giving notice thereof in the manner set forth in this Section 17.4.

17.5                        Entire Agreement; Amendments.  This Agreement, including the appendices to be agreed to by the Parties and referenced herein, constitutes the full understanding of the Parties and a complete and exclusive statement of the terms of their agreement with respect to the specific subject matter hereof and supersedes all prior agreements and understandings, oral and written, among the Parties with respect to the subject matter hereof.  No terms, conditions, understandings or agreements purporting to amend, modify or vary the terms of this Agreement (including any appendix hereto, if any) shall be binding unless hereafter made in a written instrument referencing this Agreement and signed by each of the Parties.

17.6                        Governing Law.  The construction, validity and performance of the Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to its conflicts of laws provisions.

17.7                        Counterparts.  This Agreement and any amendment hereto may be executed in any number of counterparts, each of which shall for all purposes be deemed an original and all of which shall constitute the same instrument.  This Agreement shall be effective upon full execution by facsimile or original, and a facsimile signature shall be deemed to be and shall be as effective as an original signature.

17.8                        Severability.  If any part of this Agreement shall be found to be invalid or unenforceable under applicable law in any jurisdiction, such part shall be ineffective only to the extent of such invalidity or unenforceability in such jurisdiction, without in any way affecting the remaining parts of this Agreement in that jurisdiction or the validity or enforceability of the Agreement as a whole in any other jurisdiction.  In addition, the part that is ineffective shall be reformed in a mutually agreeable manner so as to as nearly approximate the intent of the Parties as possible.

17.9                        Titles and Subtitles.  All headings, titles and subtitles used in this Agreement (including any appendix hereto, if any) are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement (including any appendix hereto, if any).

17.10                 Exhibits.  All “RECITALS”, “DEFINITIONS”, exhibits and appendices referred to herein form an integral part of this Agreement and are incorporated into this Agreement by such reference.

17.11                 Pronouns.  Where the context requires, (i) all pronouns used herein will be deemed to refer to the masculine, feminine or neuter gender as the context requires, and (ii) the singular context will include the plural and vice versa.

17.12                 Assignment.  This Agreement shall be binding upon the successors and assigns of the Parties and the name of a Party appearing herein shall be deemed to include the names of its successors and assigns.  Neither Party may assign its interest under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld; provided, however, that: (i) either Party shall be entitled without the prior written consent of the other Party to assign this Agreement to an Affiliate or to any company to which such Party may transfer all or substantially all of its assets or capital stock relating to the activities contemplated under this Agreement, whether through purchase, merger, consolidation or otherwise, and (ii) TiGenix may assign the Agreement without the written consent of LWI to a commercial partner, provided that such commercial partner is not a competitor of LWI. For the purposes of this Section 17.12, a competitor shall be a Third Party with at least 25% of its revenue generated from contract manufacturing. Any permitted assignment of this Agreement by either Party will be conditioned upon that Party’s permitted assignee agreeing in writing to comply with all the terms and conditions contained in this Agreement. Any purported assignment without a required consent shall be void. No assignment shall relieve any Party of responsibility for the performance of any obligation that accrued prior to the effective date of such assignment.

17.13                 Waiver.  The failure of any Party at any time or times to require performance of any provision of this Agreement (including any appendix hereto, if any) will in no manner affect its rights at a later time to enforce the same.  No waiver by any Party of any term, provision or condition contained in this Agreement (including any appendix hereto, if any), whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition or of any other term, provision or condition of this Agreement (including any appendix hereto, if any).

17.14                 Dispute Resolution.  If the Parties are unable to resolve a dispute, despite its good faith efforts, either Party may refer the dispute to the President of each Party’s respective business unit (or other designee).  In the event that no agreement is reached by the Presidents (or other designees) with respect to such dispute within thirty (30) days after its referral to them, either Party may pursue any and all remedies available at law or in equity.

17.15                 No Presumption Against Drafter.  For purposes of this Agreement, TiGenix hereby waives any rule of construction that requires that ambiguities in this Agreement (including any appendix hereto, if any) be construed against the drafter.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date last signed by the parties hereto.

TIGENIX SAU

By:
Date		Name: Eduardo BRAVO
Title: CEO

LONZA WALKERSVILLE, INC.

By:
Date		Name:
Title: